Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

KINETIC CONCEPTS, INC.

LEOPARD ACQUISITION SUB, INC.

and

LIFECELL CORPORATION

Dated

April 7, 2008

ii

iii

Index of Defined Terms

Defined Term	Page

Acceptance Time	5
Acquisition Agreement	43
Acquisition Proposal	57
Adverse Recommendation Change	42
Agreement	1
Arrangements	23
Benefit Plans	21
Business Day	57
CERCLIS	31
Certificate of Merger	7
Certificates	10
Cleanup	32
Closing	8
Closing Date	8
COBRA	22
Code	57
Company	1
Company 401(k) Plan	53
Company Board of Directors	1
Company Board Recommendation	4
Company Disclosure Schedule	14
Company Employee	52
Company Financial Advisor	34
Company Material Adverse Change	14
Company Material Adverse Effect	14
Company Permits	30
Company SEC Documents	18
Company Stockholder Approval	17
Company Stockholders	1
Company Stockholders’ Meeting	8
Company Termination Fee	56
Confidentiality Agreement	42
Contract	18
Covered Securityholders	23
D&O Insurance	46
Debt Commitment Letter	38
Delaware Court	60
DGCL	1
Dissenting Shares	12
Effective Time	8
Encumbrances	58
Environmental Claim	32
Environmental Laws	32
ERISA	21
ERISA Affiliate	21
Exchange Act	2
FDA	30
FDCA	29
Financial Statements	18
Financing	38
GAAP	18
Governmental Entity	17
Hazardous Substances	33
HSR Act	17
Independent Directors	5
Intellectual Property	58

Index-i

knowledge	58
Law	58
Leased Real Property	27
Material Contracts	26
Material Customers	30
Material Licenses	26
Material Suppliers	30
MDD	30
Merger	1
Merger Consideration	10
Minimum Condition	2
Multiemployer Pension Plans	21
NASDAQ	5
NPL	31
Offer	1
Offer Documents	3
Offer Price	1
Option	12
Option Consideration	12
Option Plans	12
Order	58
Outside Date	54
Parent	1
Parent 401(k) Plan	53
Parent Plan	52
Parent Termination Fee	56
Paying Agent	10
Pension Plans	21
Performance-Based Restricted Stock	13
Performance-Based RSU	13
Person	15
PHSA	29
Proxy Statement	8
Purchaser	1
Purchaser Common Stock	9
Real Property Lease	27
Representatives	42
Restricted Stock	13
Restricted Stock Unit	13
Schedule 14D-9	4
SEC	3
Securities Act	58
Shares	1
Subsidiary	15
Superior Proposal	42
Surviving Corporation	7
Tail Policy	46
Tax	58
Tax Return	59
Taxing Authority	59
Time-Based Restricted Stock	12
Time-Based RSU	13
Top-Up Option	6
Top-Up Option Shares	6
Transactions	16
Voting Debt	15
WARN Act	29

Index-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated April 7, 2008, by and among KINETIC CONCEPTS, INC., a Texas corporation (“Parent”), LEOPARD ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and LIFECELL CORPORATION, a Delaware corporation (the “Company”).

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, the Purchaser make a cash tender offer (such tender offer, as it may be amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) other than shares of Restricted Stock (which shall be purchased in accordance with Section 2.4 below) for $51.00 per Share, net to the sellers in cash (such price, or any such higher price per Share as may be paid in the Offer, is referred to herein as the “Offer Price”), subject to any required withholding of Taxes;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Purchaser shall merge with and into the Company (the “Merger”), pursuant to which each outstanding Share shall be converted into the right to receive the Offer Price, without interest, except for (i) Shares held by holders who comply with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) regarding the right of stockholders to require appraisal of their Shares and (ii) Shares held in the treasury of the Company or owned by Parent, Purchaser or any wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) (i) has approved this Agreement, (ii) has determined that the Offer, the Merger and the other Transactions are fair to, advisable and in the best interests of the Company and its stockholders, and (iii) is recommending that the holders of the Shares (the “Company Stockholders”) accept the Offer, tender their Shares into the Offer and adopt this Agreement, in each case, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each of the Board of Directors of Parent and Purchaser has (i) approved this Agreement and (ii) has determined that the Offer, the Merger and Transactions are fair to, advisable and in the best interests of their respective corporations.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER AND MERGER

Section 1.1      The Offer. (a)  Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events or conditions set forth in Annex I hereto shall have occurred and be continuing and not have been waived by Parent or Purchaser, as promptly as reasonably practicable and, in any event, within ten (10) Business Days of the date of this Agreement, the Purchaser shall commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) the Offer to purchase for cash all Shares at the Offer Price.  The obligations of the Purchaser to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject to (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents a majority of the Shares outstanding on a fully-diluted basis (the “Minimum Condition”) and (ii) the other conditions set forth in Annex I hereto.  Subject to the prior satisfaction or waiver by Parent or the Purchaser of the Minimum Condition and the other conditions of the Offer set forth in Annex I hereto, the Purchaser shall, in accordance with the terms of the Offer, consummate the Offer and accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after expiration of the Offer, which shall initially be the 20th Business Day following the commencement of the Offer; provided, however, that (x) if on the initial expiration date of the Offer or on any subsequent scheduled expiration date of the Offer (as extended in accordance with this Agreement), all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Offer for such period as the Purchaser may determine; provided, however, that if on the initial expiration date of the Offer the conditions to the Offer set forth in paragraphs (c), (d) and (e) of Annex I hereto shall each be satisfied (or, in the case of paragraphs (d) and (e), if any such breach or failure to comply that has caused such non-satisfaction of the condition is objectively curable within ten (10) Business Days) but any other condition to the Offer shall not have been satisfied or waived, Purchaser shall be obligated to extend the Offer for one or more periods of time of up to ten (10) Business Days each (or such longer period as Purchaser may agree in writing) until such conditions have been satisfied or waived; provided, that Purchaser shall not be required to extend the Offer beyond the date that is thirty (30) Business Days following the initial expiration of the Offer; (y) the Purchaser may, in its sole discretion, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and (z) the Purchaser may, in its sole discretion, provide a “subsequent offering period” for three (3) to twenty (20) Business Days to acquire outstanding untendered Shares in accordance with Rule 14d-11 under the Exchange Act if the Minimum Condition and all of the other conditions set forth in Annex I hereto are satisfied or waived, but the number of Shares that have been validly tendered and not withdrawn in the Offer and accepted for payment, together with any Shares then owned by Parent, is less than 90% of the outstanding Shares.  Purchaser shall not extend the Offer following the termination of this Agreement.  In addition, the Purchaser may increase the Offer Price and extend the Offer to the extent required by Law in connection with such increase, in each case in its sole discretion and without the Company’s consent, but Purchaser and Parent shall not, without the prior written consent of the Company, (A) decrease the Offer Price (as it may have been increased hereunder) or change the form of consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend or waive the Minimum Condition, (D) add to the conditions to the Offer set forth in Annex I hereto or modify such conditions in a manner adverse to the holders of Shares, (E) extend the Offer, except as permitted by this Section 1.1(a) or (F) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares.  The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement), unless this Agreement is validly terminated in accordance with Article VIII.  If Purchaser shall commence a subsequent offering period in connection with the Offer, Purchaser shall accept for payment and pay for all Shares validly tendered during such subsequent offering period.

(b)         On the date the Offer is commenced, Purchaser shall file with the United States Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include the offer to purchase, form of the letter of transmittal and form of notice of guaranteed delivery (collectively, together with any amendments and supplements thereto, the “Offer Documents”).  Subject to the Company’s compliance with Section 1.2(b), Parent and the Purchaser shall cause the Offer Documents to be disseminated to holders of Shares as required by applicable U.S. federal securities laws.  Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if it shall have become false or misleading in any material respect or as otherwise required by Law.  The Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares as required by applicable U.S. federal securities laws.  The Company shall promptly furnish to Parent and Purchaser all information concerning the Company that is required or reasonably requested by Parent or Purchaser in connection with the obligations relating to the Offer Documents contained in this Section 1.1(b).  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC and Parent and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  In addition, Parent and the Purchaser agree to provide the Company and its counsel with any comments or communications that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Parent’s or the Purchaser’s, as the case may be, receipt of such comments, and any written or oral responses thereto, and shall provide the Company and its counsel a reasonable opportunity to participate in the response of Parent and Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and the Purchaser or their counsel in any discussions or meetings with the SEC.

Section 1.2      Company Actions  (a)  The Company hereby approves of and consents to the Offer, and represents and warrants that the Company Board of Directors, at a meeting duly called and held, has unanimously (i) approved this Agreement, and deemed this Agreement, the Offer, the Merger and the Transactions advisable, fair to and in the best interests of the Company Stockholders; (ii) approved and adopted this Agreement and the Transactions, including the Offer and the Merger, in all respects, and, subject to the accuracy of the representation set forth in Section 4.6(b) of this Agreement, such approval constitutes approval of the Offer, the Merger, this Agreement and the Transactions for purposes of Section 203 of the DGCL; and (iii) subject to Section 5.2(e), resolved to recommend that the Company Stockholders accept the Offer, that the Company Stockholders tender their Shares in the Offer to Purchaser, and that the Company Stockholders adopt this Agreement to the extent required by applicable Law (the “Company Board Recommendation”).  The Company consents to the inclusion of the Company Board Recommendation in the Offer Documents, subject to Section 5.2(e).  To the knowledge of the Company, as of the date of this Agreement all of the Company’s directors and executive officers intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer.

(b)         As soon as reasonably practicable on the day the Offer is commenced, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 5.2(e), contain the Company Board Recommendation.  The Company agrees to cause the Schedule 14D-9 to be filed with the SEC and, subject to the Purchaser’s compliance with Section 1.1(a), disseminated to holders of Shares as required by and in accordance with applicable U.S. federal securities laws.  The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if it shall have become false or misleading in any material respect or as otherwise required by Law.  The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares as required by and in accordance with applicable U.S. federal securities laws.  Parent and the Purchaser shall promptly furnish to the Company all information concerning Parent and the Purchaser that is required or reasonably requested by the Company in connection with the obligations relating to Schedule 14D-9 contained in this Section 1.2(b).  Parent, the Purchaser and their counsel shall be given the reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC and the Company shall give reasonable and good faith consideration to any comments made by Parent, the Purchaser and their counsel.  In addition, the Company agrees to provide Parent, the Purchaser and their counsel in writing with any comments or communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any oral or written responses thereto and shall provide Parent, the Purchaser and their counsel a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c)         In connection with the Offer, the Company shall promptly furnish (or cause its transfer agent to furnish) to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall promptly furnish the Purchaser with such information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as the Purchaser or its agents may reasonably request.  Except as required by applicable Law, and except as necessary to communicate regarding the Offer, the Merger or the Transactions with the Company Stockholders, Parent and Purchaser (and their respective Representatives) shall hold in confidence the information contained in any such labels, listings and files, shall use such information solely in connection with the Offer, the Merger and the Transactions, and, if this Agreement is terminated or the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company or destroy all copies of such information, labels, listings and files then in their possession or in the possession of their Representatives.

Section 1.3       Directors   Promptly upon the acceptance for payment of any Shares by Parent or the Purchaser or any of their affiliates pursuant to the Offer (the “Acceptance Time”) and from time to time thereafter, Parent shall be entitled, subject to Section 1.3(b), to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of (i) the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Parent pursuant to this Section 1.3) multiplied by (ii) the quotient obtained by dividing the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates by the total number of Shares then outstanding (on a fully-diluted basis).  The Company shall, upon Parent’s request, either use its reasonable best efforts to promptly increase the size of the Company Board of Directors, or use its reasonable best efforts to promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent’s designees to be so elected or designated to the Company’s Board of Directors, and shall use its reasonable best efforts to take all actions necessary to cause Parent’s designees to be so elected or designated at such time.  At such time, the Company shall, upon Parent’s request, also use its reasonable best efforts to cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of each committee of the Company Board of Directors, subject to appropriate qualification.  The Company’s obligations under this Section 1.3 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, including, but not limited to, mailing to stockholders (together with the Schedule 14D-9) such information as is required by such Section 14(f) and Rule 14f-1 to enable Parent’s designees to be elected or designated to the Company Board of Directors.  Parent or the Purchaser shall supply the Company with the information and consents with respect to either of them and their nominees, officers, directors and affiliates to the extent required by such Section 14(f) and Rule 14f-1.

(b)         In the event that Parent’s designees are elected or designated to the Board of Directors of the Company, then, until the Effective Time, the Company shall cause the Board of Directors of the Company to have at least three (3) directors who are (i) directors on the date of this Agreement, (ii) independent directors for purposes of the continued listing requirements of the Nasdaq Global Market (“NASDAQ”) and (iii) reasonably satisfactory to Parent (such directors, the “Independent Directors”); provided, however, that, if any Independent Director is unable to serve due to death or disability or any other reason (including as a result of removal for cause pursuant to the last sentence of this Section 1.3(b)), the remaining Independent Directors (or Independent Director) shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that no such individual is an employee of the Company) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement.  If no Independent Director remains prior to the Effective Time, a majority of the members of the Board of Directors of the Company at the time of the execution of this Agreement shall be entitled to designate three persons to fill such vacancies; provided that such individuals shall not be employees or officers of the Company, Parent or the Purchaser and shall be reasonably satisfactory to Parent, and such persons shall be deemed Independent Directors for purposes of this Agreement.  Following the Acceptance Time and prior to the Effective Time, Parent and Purchaser shall not cause any amendment or termination of this Agreement, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Parent or waiver of any of the Company’s rights under this Agreement or other action adversely affecting the rights of the Company Stockholders (other than Parent or the Purchaser), to be effected without the affirmative vote of a majority of the Independent Directors.  Following the Acceptance Time and prior to the Effective Time, neither Parent nor Purchaser shall take any action to remove any Independent Director unless the removal shall be for cause.

Section 1.4       Top-Up Option

(a)         Subject to the requirements of Section 1.4(b), the Company hereby grants to Parent and the Purchaser an irrevocable option (the “Top-Up Option”) to purchase from the Company that number (but not less than that number) of shares of Company common stock (the “Top-Up Option Shares”) equal to the number of shares of Company common stock that, when added to the Shares owned by Parent and Purchaser immediately following consummation of the Offer, shall constitute one share more than 90% of the Shares outstanding (after giving effect to the issuance of the Top-Up Option Shares) for consideration per Top-Up Option Share equal to the Offer Price.

(b)         The Top-Up Option shall be exercisable only one time and only after the purchase of and payment for Shares pursuant to the Offer by Parent or the Purchaser as a result of which Parent and the Purchaser own beneficially at least 80% of the Shares outstanding.  The Top-Up Option shall not be exercisable if the number of shares of Company common stock subject thereto exceeds the number of authorized shares of Company common stock available for issuance and not otherwise reserved for issuance by the Company.

(c)         In the event that Parent or Purchaser wishes to exercise the Top-Up Option, Parent or the Purchaser shall give the Company written notice specifying the number of shares of Company common stock that are or will be owned by Parent and the Purchaser immediately following consummation of the Offer and specifying a place and a time for the closing of the purchase (which shall not be more than three (3) Business Days after delivery of such notice) and certifying that as promptly as practicable following such exercise the Purchaser and Parent intend to (and Purchaser and Parent shall as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 1.11.  The Company shall, as soon as practicable following receipt of such notice, deliver written notice to the Purchaser specifying the number of Top-Up Shares.  At the closing of the purchase of the Top-Up Shares, the purchase price owing upon exercise of the Top-Up Option that equals the product of (i) the number of shares of Company common stock purchased pursuant to the Top-Up Option, multiplied by (ii) the Offer Price, shall be paid to the Company, at the election of Parent and Purchaser, in cash (by wire transfer or cashier’s check) or by delivery of a promissory note having full recourse to Parent.

(d)         The Top-Up Option may not be exercised if any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Entity shall prohibit, or require any action, consent, approval, authorization or permit of, or action by, or filing with or notification to, any Governmental Entity or the Company Stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable.

(e)         Each of Parent and the Purchaser understands that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and the Purchaser represent and warrant to the Company that the Purchaser is, and will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act).  The Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.  Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

Section 1.5       The Merger. (a)  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company and the Purchaser shall consummate the Merger, pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

(b)         The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in its entirety as set forth in Exhibit A hereto and, as so amended shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation (and subject to Section 6.4(a)).

(c)         The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be amended in their entirety as set forth on Exhibit B hereto and, as so amended, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws (and subject to Section 6.4(a)).

Section 1.6       Effective Time Parent, the Purchaser and the Company shall cause the appropriate certificate of merger or certificate of ownership, as the case may be (the “Certificate of Merger”) to be executed and filed on the Closing Date with the Secretary of State of the State of Delaware as provided in the DGCL.  The Merger shall become effective on the date and time on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such later time as agreed upon by the parties, such time hereinafter referred to as the “Effective Time.”

Section 1.7      Closing The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Chicago time, on a date to be specified by the parties, such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606, unless another date or place is agreed to in writing by the parties hereto.

Section 1.8       Directors and Officers of the Surviving Corporation .  The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

Section 1.9       Subsequent Actions .  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.10     Stockholders’ Meeting.  (a)  If required by Law to consummate the Merger, the Company shall in accordance with applicable Law:

(i)     duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable following the acceptance for payment of Shares by the Purchaser pursuant to the Offer (or, if later, following the termination of the subsequent offering period, if any) for the purpose of considering and taking action upon this Agreement (the “Company Stockholders’ Meeting”);

(ii)     prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its commercially reasonable efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any amendments and supplements thereto, the “Proxy Statement”) to be mailed to its stockholders as soon as reasonably practicable, which Proxy Statement shall include all information required under applicable Law to be furnished to the Company Stockholders in connection with the Merger and the Transactions, and, subject to Section 5.2(e), shall include the Company Board Recommendation and the full text of the written opinion described in Section 3.25, and (B) to obtain the necessary approvals of this Agreement, the Merger and Transactions by the Company Stockholders;

(iii)    subject to Section 5.2(e), use its reasonable best efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and take all actions reasonably necessary or advisable to secure the approval of stockholders required by the DGCL, the Company’s Certificate of Incorporation and any other applicable Law to effect the Merger; and

(iv)    Parent and Purchaser shall supply all information reasonably requested by the Company in connection with the preparation of the Proxy Statement as promptly as practicable.

(b)         Subject to Section 5.2(e), the Company shall, through the Company Board of Directors, recommend to the Company Stockholders adoption of this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Parent the Company Board Recommendation.  Parent agrees that it will vote, or cause to be voted, all of the shares of Company common stock then owned by it, the Purchaser or any of Parent’s other Subsidiaries in favor of the adoption and approval of this Agreement, the Merger and the Transactions.

Section 1.11     Merger Without Meeting of Stockholders .  Notwithstanding Section 1.10, in the event that Parent, the Purchaser or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Shares, Parent and the Purchaser agree to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1       Conversion of Capital Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or the holders of the common stock, par value $0.001 per share, of the Purchaser (the “Purchaser Common Stock”):

(a)         Each outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)         All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly-owned Subsidiary of Parent shall be cancelled, and no consideration shall be delivered in exchange therefor.

(c)         Each outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”), subject to any required withholding of Taxes.  From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled, and each holder of a certificate representing any such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

Section 2.2       Paying Agent.

(a)         Prior to the Effective Time, Parent shall designate an agent reasonably acceptable to the Company (the “Paying Agent”) for the holders of Shares in connection with the Merger and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c).  At the Effective Time, Parent shall deposit, or shall cause the Surviving Corporation to deposit, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration and Option Consideration required to be paid pursuant to Section 2.1(c).  Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion and no such investment or loss thereon shall effect the amounts payable to the Company’s stockholders pursuant to this Article II.  Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b)         Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Paying Agent shall mail to each holder of record of Shares (the “Certificates”), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration, without interest thereon.

(c)         At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)         At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.  Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration that was required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and was so delivered.

(e)         If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(f)         Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 2.3       Dissenting Shares.  (a)  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has complied with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or such holder waives, withdraws or otherwise loses his or her right to appraisal.  A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by such holder in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or such holder waives, withdraws or otherwise loses such holder’s right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

(b)         The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

Section 2.4       Company Equity Plans.

(a)         Effective not later than immediately prior to the Effective Time, the Company shall terminate the Leopard Corporation Equity Compensation Plan and any predecessor plans thereto and each other equity compensation plan pursuant to which awards were granted to employees or directors of or other service providers to the Company or its Subsidiaries (collectively, the “Option Plans”).  At the Effective Time, each option to purchase shares of common stock of the Company granted under the Option Plans or otherwise (each, an “Option”) that is outstanding and unexercised immediately prior thereto shall become fully vested as of the Effective Time and shall by virtue of the Merger and without any action on the part of any holder of any Option be cancelled and converted into the right to receive from the Surviving Corporation immediately after the Effective Time a cash payment (without interest) equal to the product of (i) the excess, if any, of (x) the Offer Price over (y) the per share exercise price of such Option, and (ii) the number of shares subject to such Option as of the Effective Time (the, “Option Consideration”).  As of the Effective Time, all Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration.

(b)         At the Effective Time, each (i) share of common stock that is then the subject of a restricted stock award granted under the Option Plans or otherwise (other than awards of Performance-Based Restricted Stock) that vests based solely on the passage of time (each, a “Time-Based Restricted Stock”), and (ii) restricted stock unit that is then the subject of a restricted stock unit award evidencing the right to receive shares of common stock granted under the Option Plans or otherwise (other than awards of Performance-Based RSUs) that vests based solely on the passage of time (each, a “Time-Based RSU”) that is outstanding immediately prior thereto shall become fully vested as of the Effective Time and shall by virtue of the Merger and without any action on the part of any holder of any Time-Based Restricted Stock or Time-Based RSU be cancelled and converted into the right to receive from the Surviving Corporation immediately after the Effective Time the Merger Consideration in respect of each underlying share.

(c)         At the Effective Time, each (i) restricted common stock award granted under the Option Plans or otherwise that vests based on attainment of performance goals (each, a “Performance-Based Restricted Stock” and together with the Time-Based Restricted Stock, a “Restricted Stock”), and (ii) restricted stock unit award evidencing the right to receive shares of common stock of the Company granted under the Option Plans or otherwise that vests based on the attainment of performance goals (each, a “Performance-Based RSU” and together with the Time-Based RSU, a “Restricted Stock Unit”) that is outstanding immediately prior thereto shall become fully vested as to only the target number of shares of common stock of the Company that are the subject thereof as of the Effective Time and shall by virtue of the Merger and without any action on the part of any holder of any Performance-Based Restricted Stock or Performance-Based RSU be cancelled and converted into the right to receive from the Surviving Corporation immediately after the Effective Time the Merger Consideration in respect of such target number of shares only.  Any shares of common stock subject to any Performance-Based Restricted Stock or Performance-Based RSU in excess of the target number shall be cancelled at the Effective Time and each holder of such Performance-Based Restricted Stock or Performance-Based RSU shall cease to have any rights with respect to such shares in excess of the target number.

(d)         Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to Section 2.4(a)-(c) to any holder of Options, Restricted Stock, or Restricted Stock Units such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so deducted and withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Options, Restricted Stock and/or Restricted Stock Units in respect of which such deduction and withholding was required to be made by Purchaser.  At Purchaser’s election, amounts payable pursuant to Section 2.4(a)-(c) may be paid to the Surviving Corporation, which shall pay such amounts net of such withholding and pay such withholding over to the appropriate Taxing Authority.

(e)         Prior to the Effective Time, the Company shall take all necessary action (i) in accordance with that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom LLP) to provide that the treatment of Options, Restricted Stock and/or Restricted Stock Units pursuant to Section 2.4(a)-(c) will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and (ii) to effect the treatment of the Option Plans and Options, Restricted Stock and Restricted Stock Units set forth in this Section 2.4, including obtaining any and all necessary consents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) or (ii) as disclosed in the Company SEC Documents filed prior to the date of this Agreement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents to the extent that they are predictive or forward-looking in nature), the Company represents and warrants to Parent and the Purchaser as set forth below.  Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of this Agreement and shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is readily apparent.

Section 3.1      Organization.  (a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)         The Company is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As used in this Agreement, “Company Material Adverse Change” or “Company Material Adverse Effect” means any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have a material adverse effect on, (i) the business, results of operation,  financial condition or prospects of the Company, or (ii) the ability of the Company to consummate the Transactions or to perform any of its obligations under this Agreement; provided, however, that, in the case of clause (i) only, none of the following shall be deemed to be, and shall not be taken into account in determining whether there has been, a Company Material Adverse Effect or Company Material Adverse Change: facts, circumstances, events, changes, effects or occurrences (1) generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions, (2) generally affecting the medical device industry, (3) resulting from any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Offer or the Merger, (4) resulting from changes in GAAP or authoritative interpretations thereof, (5) resulting from any outbreak or escalation of hostilities or war or any act of terrorism, (6) resulting from any decrease in the market price of the Shares (it being understood that the exception in this clause (6) is strictly limited to any such decrease in and of itself and shall not prevent or otherwise affect a determination that any effect, event, development or change underlying such decrease has resulted in or contributed to a Company Material Adverse Effect or Company Material Adverse Change) or (7) resulting from any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, ending on or after the date of this Agreement (it being understood that the exception in this clause (7) is strictly limited to any such failure in and of itself and shall not prevent or otherwise affect a determination that any effect, event, development or change underlying such failure has resulted in or contributed to a Company Material Adverse Effect or Company Material Adverse Change), except, in the case of clauses (1), (2), (4) and (5), to the extent such change, effect, event or occurrence has a materially disproportionate effect on the Company compared with other companies operating in the industries in which the Company operates.  The Company has heretofore delivered to Parent complete and correct copies of the Certificate of Incorporation and Bylaws of the Company as presently in effect.

Section 3.2      Subsidiaries and Affiliates.   The Company does not (i) have any Subsidiaries or (ii) own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any business.  As used in this Agreement: the term “Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership); and the term “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

Section 3.3      Capitalization.  (a)  The authorized capital stock of the Company consists of (i) 48,000,000 shares of common stock, par value $0.001 per share, and (ii) 1,817,795 shares of undesignated preferred stock.  As of the date of this Agreement, (i) 34,203,446 Shares are issued and outstanding, (ii) no shares of preferred stock are issued an outstanding, (iii) no Shares are issued and held in the treasury of the Company, (iv) a total of 2,101,510 Shares are reserved for issuance upon the exercise of outstanding Options at a weighted average exercise price of $23.13 per Share, (v) a total of 803,512 Shares subject to Options are vested and exercisable as of the date of this Agreement at a weighted average exercise price of $11.76 per Share, (vi) a total of 691,139 Shares are available for future grant under the Option Plans, (vii) 1,297,998 unvested Shares are issued and outstanding and (viii) a total of 341,454 Shares are subject to Restricted Stock Unit awards.  All of the outstanding shares of the Company’s common stock are, and all shares that may be issued pursuant to the exercise of outstanding Options will be, duly authorized, validly issued, fully paid and non-assessable.  There is no outstanding indebtedness for borrowed money of the Company.  There is no indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding.  Except as disclosed in this Section 3.3, (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, the Company obligating the Company to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, restricted stock award, restricted stock unit award, agreement, arrangement, understanding or commitment and (ii) there are no outstanding agreements, arrangements, understandings or commitments of the Company to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any capital stock or other equity interests in any Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.  Since March 31, 2008, the Company has not granted or issued any Options, Restricted Stock or Restricted Stock Unit awards or any other awards under any of the Option Plans.

(b)         All of the Options have been granted solely to individuals who, as of the date of grant, were employees, consultants (who are individuals) or directors of the Company.  All Options granted under the Option Plans have been granted pursuant to option award agreements substantially in the form attached as an exhibit to Section 3.3(b)(i) of the Company Disclosure Schedule.  The per Share exercise price of each Option is not (and is not deemed to be) less than the fair market value of a Share as of the date of grant of such Option.  All grants of Options were validly issued and properly approved by the Company Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the Financial Statements in accordance with GAAP.  All Restricted Stock awards granted under the Option Plans have been granted pursuant to restricted stock award agreement(s) substantially in the form attached as an exhibit to Section 3.3(b)(ii) of the Company Disclosure Schedule.  All Restricted Stock Unit awards granted under the Option Plans have been granted pursuant to restricted stock unit award agreement(s) substantially in the form attached as an exhibit to Section 3.3(b)(iii) of the Company Disclosure Schedule.

(c)         There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party relating to the voting or disposition of any shares of the capital stock of the Company, or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company.

(d)         All dividends or distributions on securities of the Company that have been declared or authorized have been paid in full.

Section 3.4      Authorization; Validity of Agreement; Company Action.   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for or contemplated by this Agreement, including, but not limited to, the Offer and the Merger (collectively, the “Transactions”).  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions other than, with respect to the Merger, the adoption of this Agreement by holders of a majority of the outstanding Shares if required by applicable Law.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

Section 3.5      Board Approvals.   The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that each of the Agreement, the Offer and the Merger are advisable and fair to and in the best interests of the stockholders of the Company, (ii) duly and validly approved, adopted and declared advisable this Agreement and the Transactions and taken all other corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions, and (iii) resolved, subject to Section 5.2(e), to recommend that the Company Stockholders accept the Offer, tender their Shares to the Purchaser pursuant to the Offer, and adopt this Agreement, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. Subject to the accuracy of the representation set forth in Section 4.6(b) of this Agreement, the action taken by the Company Board of Directors constitutes approval of the Transactions (including each of the Offer and the Merger) by the Company Board of Directors under Section 203 of the DGCL, and no other state takeover statute or similar statute or regulation in any jurisdiction in which the Company does business is applicable to the Transactions (including each of the Offer and the Merger).

Section 3.6       Required Vote.   Subject to the accuracy of the representation set forth in Section 4.6(b) of this Agreement and subject also to Section 1.11 of this Agreement, the affirmative vote of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

Section 3.7      Consents and Approvals; No Violations.   None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) require any filing by the Company with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether local, state, federal or foreign (a “Governmental Entity”), except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) the filing with the SEC and NASDAQ of (1) the Schedule 14D-9 and (2) a Proxy Statement if the Company Stockholder Approval is required by Law and (D) any filings in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Encumbrance on the assets and properties of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation (each, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iv) assuming that all consents, approvals, authorizations and other actions described in subsection (ii) have been obtained and all filings and obligations in subsection (ii) have been made or complied with, conflict with or violate any Law applicable to the Company or any of its properties or assets, except in the case of clauses (ii) through (iv) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings, or (z) any such violations, breaches, defaults or Encumbrances would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.8       Company SEC Documents and Financial Statements.

(a)         Since January 1, 2005, the Company has timely filed with the SEC all forms, reports, schedules, statements, exhibits and other documents (including all exhibits and other information incorporated therein and amendments and supplements thereto) required by it to be filed under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”).  As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.  As of the dates on which they were filed or amended in the Company SEC Documents filed prior to the date of this Agreement, the audited financial statements and unaudited interim financial statements of the Company included in such Company SEC Documents (collectively, the “Financial Statements”) (i) complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) fairly presented in all material respects the financial position and the results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments) of the Company as of the times and for the periods referred to therein.

(b)         The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC since January 1, 2005 through the date of this Agreement with respect to any of the Company SEC Documents.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents.

(c)         The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of NASDAQ.

(d)         The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is reasonably designed to ensure (i) that the Company maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would have a material effect on the Company’s consolidated financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors (and made available to Parent a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(e)         The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f)         As of the date of this Agreement, the Company has not received written notice of any SEC inquiries or investigations or other governmental inquiries or investigations (pending or threatened) in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company.  Since January 1, 2005 the Company has not conducted any internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Board or any committee thereof.

(g)         Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(h)         The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

Section 3.9      Absence of Certain Changes.  Except as specifically contemplated by this Agreement, from December 31, 2007 through the date of this Agreement, (a) the Company has conducted its business only in the ordinary course of business consistent with past practice, (b) the Company has not (i) suffered any Company Material Adverse Change or (ii) become aware of any facts or circumstances that would, individually or in the aggregate, reasonably be expected to cause the Company to suffer any Company Material Adverse Change, and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.10     No Undisclosed Liabilities.   Except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since December 31, 2007, (ii) that have been discharged or paid in full in the ordinary course of business consistent with past practice since December 31, 2007, (iii) reflected in or reserved against on the most recent balance sheet of the Company prepared in accordance with GAAP and included in the Company SEC Documents filed with the SEC prior to the date of this Agreement, (iv) that arise under this Agreement or (v) that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP.

Section 3.11    Litigation; Orders.   There is no suit, claim, action, charge, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation pending or, to the knowledge of the Company, threatened against the Company or its businesses, assets or properties, or its officers, directors or employees, in their capacity as such, that would, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) materially delay the consummation of the Transactions; and the Company does not know of any valid basis for any such suit, claim, action, charge or proceeding. No Order of any Governmental Entity is outstanding against the Company or any of its properties or assets that would, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) materially delay the consummation of the Transactions.  Since January 1, 2005, there have not been any material product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third party against the Company (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (A) services rendered by the Company or (B) the sale, distribution or manufacturing of products, including medical products and devices, by the Company.

Section 3.12     Employee Benefit Plans; ERISA.

(a)         Except as expressly contemplated by this Agreement, there exists no employment, consulting, retention, change in control, severance or termination agreement, arrangement or understanding between the Company and any individual current or former employee, officer or director of the Company with respect to which the annual cash, noncontingent payments thereunder exceed $100,000.

(b)         Section 3.12(b) of the Company Disclosure Schedule contains a correct and complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) material “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and (iii) all other material benefit plans, policies, programs, agreements or arrangements, including but not limited to, any material bonus, deferred compensation, severance pay, retention, change in control, employment, consulting, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation or other fringe benefit plan, program, policy, agreement, arrangement or practice maintained, contributed to or required to be contributed to, by the Company or any trade or business, whether or not incorporated, that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”), for the benefit of any current or former employees, officers, consultants or directors of the Company, or with respect to which the Company would reasonably have any material liability (collectively, the “Benefit Plans”). The Company has delivered or made available to Parent and Purchaser correct and complete copies of (i) each Benefit Plan (including all amendments thereto) or written description of each Benefit Plan that is not otherwise in writing, (ii) the most recent annual report on Form 5500 and all schedules thereto filed with respect to each Benefit Plan, to the extent applicable, (iii) the most recent summary plan description, summary of material modifications and plan prospectus for each Benefit Plan, to the extent applicable, (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to any Benefit Plan, to the extent applicable, (v) the most recent actuarial report, financial statement or valuation report, to the extent applicable and (vi) a current Internal Revenue Service favorable determination letter (or, for any prototype plan, favorable opinion letter), to the extent applicable.

(c)         Each Benefit Plan is and has at all times been operated and administered in all material respects in accordance with its terms and in compliance with applicable Law, including but not limited to ERISA and the Code.  Each Benefit Plan has been administered in good faith compliance with Section 409A of the Code to the extent applicable.

(d)         Each Pension Plan intended to be “qualified” within the meaning of section 401(a) of the Code is the subject of a favorable determination or opinion letter from the Internal Revenue Service as to such Pension Plan’s tax-qualified status under section 401(a) of the Code and as to the tax-exempt status of such Pension Plan’s related trust under section 501(a) of the Code, and, to the knowledge of the Company, no condition exists that would reasonably be expected to materially adversely affect such qualification.

(e)         None of the Benefit Plans is, and the Company has never maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA) or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code).  There are no unpaid contributions due prior to the date of this Agreement with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all contributions due have been timely made.

(f)          Neither the Company nor any ERISA Affiliate has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan that reasonably would be expected to subject the Company to any material tax or penalty.

(g)         With respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the United States Department of Labor or any other Governmental Entity, and (ii) there is no action, suit, audit, investigation or claim pending, or to the Company’s knowledge, threatened or anticipated, other than routine claims for benefits.  There is no contract or arrangement, plan or agreement by or with the Company covering any person that, individually or collectively, would give rise to the payment of any amount by the Company that would not be deductible by the Company by reason of Section 280G or Section 162(m) of the Code.

(h)        The Company has no obligations to provide any health benefits or other non-pension benefits (whether or not insured) to retired or other former employees, directors or consultants, except as specifically required by Part 6 of Title I of ERISA (“COBRA”).

(i)          Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, or any termination of employment or service (or other event or occurrence) in connection therewith will (i) entitle any current or former employee, director or consultant of the Company to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such persons other than benefits arising under applicable law, (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits except as required under Section 411(d)(3) of the Code.

(j)          Neither the Company nor any of its ERISA Affiliates has used the services of workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Plans by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation.

(k)        The Company has not made any contributions to any Benefit Plan in the form of Shares.

(l)         The Company represents and warrants that it intends that certain payments that have been made or are to be made and certain benefits that have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Benefit Plans (collectively, the “Arrangements”) to certain holders of Company common stock and other securities of the Company (the “Covered Securityholders”) and all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  The Company also represents and warrants that (i) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board of Directors, the Compensation Committee of the Company Board of Directors or its independent directors.  A true and complete copy of any resolutions of any committee of the Company Board of Directors reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to Parent prior to the execution of this Agreement.

Section 3.13     Taxes.

(a)         (i) the Company has duly and timely filed, or will duly and timely file, all Tax Returns required to be filed by it that are due on or before the Closing Date, and each such Tax Return has been, or will be, prepared in compliance with all applicable Laws and is true, correct and complete in all material respects; (ii) the Company has paid or will pay all Taxes shown as due on such returns and all other Taxes due and payable prior to the Closing Date (whether or not shown as due on any Tax Return) except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s Financial Statements in accordance with GAAP; (iii) the Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements; and (iv) the Company has not incurred any liability for Taxes subsequent to the date of such most recent Financial Statements other than in the ordinary course of business.

(b)         (i) no Tax Return of the Company is or has since January 1, 2003 been under audit or examination by any Taxing Authority, no notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company; (ii) no deficiencies for Taxes have been claimed, proposed, assessed or threatened against the Company in writing by any Taxing Authority for which adequate reserves have not been established in the Company’s Financial Statements in accordance with GAAP; (iii) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due and payable; (iv) all Taxes which the Company is required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly and timely remitted; (v) the Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority; (vi) no claim has been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation in that jurisdiction; and (vii) no power of attorney that would be in force after the Closing Date has been granted by the Company with respect to Taxes.

(c)        The Company has made available to Parent and Purchaser true, correct and complete copies of all federal income Tax Returns, and all other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company that have been filed by the Company for all open Tax years.

(d)        The Company (i) is not and has never been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) is not a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any Person, and (iii) does not have has any liability for the Taxes of any Person (other than the Company) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(e)        The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.

(f)         The Company has not participated in, and is not currently participating in, a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(g)         The Company is not now and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)         There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements that would reasonably be expected to affect liabilities for Taxes for any period after the Effective Time.

(i)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of: (i) any intercompany transactions or excess loss account described in Treasury regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (ii) any installment sale or open transaction disposition made on or prior to the date of this Agreement; (iii) any prepaid amount received on or prior to the Effective Time; (iv) Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method or otherwise; or (v) any other transaction or accounting method that accelerated an item of deduction into periods ending on or before the Effective Time or a transaction or accounting method that deferred an item of income into periods beginning after the Effective Time.

Section 3.14     Material Contracts.

(a)         Neither the Company nor, to the Company’s knowledge, any other party, is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contracts to which it is a party, except for such defaults which have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default other than such events which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Material Contracts is a valid and binding obligation of the Company, and to the Company’s knowledge, the other parties thereto, enforceable against the Company and, to the Company’s knowledge, the other parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)         Section 3.14(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of (i) all agreements, contracts or letters of intent regarding the acquisition of a Person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (including any such agreement, contract or letter of intent that has closed but under which one or more of the parties has executory indemnification, earn-out or other liabilities) to which the Company is a party, (ii) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money of the Company, (iii) all joint venture or other similar agreements to which the Company is a party, (iv) all material lease agreements to which the Company is a party, (v) contracts under which the Company has advanced or loaned any other person any material amounts, (vi) guarantees of any obligations outside of the ordinary course of business, (vii) contracts or groups of related contracts with the same party or group of parties the performance of which involves annual consideration in excess of $500,000 which are not cancelable by the Company on thirty (30) days’ or less notice without premium or penalty, (viii) each tissue supply agreement and each “single source” supply contract pursuant to which goods or materials that are material to the Company’s business are supplied to the Company from an exclusive source, (ix) each exclusive sales representative or exclusive distribution contract to which the Company is a party, (x) agreements under which the Company has granted any person registration rights (including demand and piggy-back registration rights) which are still in effect as of the date of this Agreement, (xi) all contracts or agreements purporting to restrict or prohibit the Company from engaging or competing in any business or engaging or competing in any business in any geographic area, (xii) all employment, consulting, retention, severance, change in control, non-competition, termination or indemnification agreements between the Company and any director or officer of the Company or any other employee earning noncontingent cash compensation in excess of $150,000 per year, (xiii) all labor agreements, collective bargaining agreements or other labor related contracts (including work rules and practices) to which the Company is a party with respect to any labor union, labor organization, trade union, works council or similar organization or association of employees, (xiv) all licenses, consents to use, non-assertion agreements and coexistence agreements concerning Intellectual Property to which the Company is a party and material software used by the Company other than non-customized software subject to customary “shrink-wrap” or “click-through” type contracts (the “Material Licenses”), (xv) each contract to which the Company is a party with any Governmental Entity, (xvi) any material contract which provides for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company and (xvii) any commitments and agreements to enter into any of the foregoing (collectively, the “Material Contracts”). The Company has made available to Parent a correct and complete copy of each agreement listed in Section 3.14(b) of the Company Disclosure Schedule.

(c)         All Material Contracts that are required to be filed as exhibits to the Company SEC Documents have been described or filed as required.

(d)         No Material Contract will, by its terms, terminate as a result of the Transactions or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time, except for any Material Contracts which, if terminated, would not reasonably be expected to have a Company Material Adverse Effect.

(e)         No officer or director of the Company, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC, which has not been so disclosed.

Section 3.15     Real and Personal Property.

(a)         The Company has good and marketable title to, or valid leasehold interests in, all of its properties and assets, free and clear of all Encumbrances, except for Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company enjoys peaceful and undisturbed possession under all Real Property Leases (as defined below) to which it is a party, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)         The Company does not own any real property.

(c)         Section 3.15(c) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company is the landlord, sublandlord, tenant, subtenant, or occupant as of the date of this Agreement (each a “Real Property Lease”) that have not been terminated or expired have been made available to Parent. Each Real Property Lease is a valid and binding obligation of the Company and is in full force and effect.  There is no default under any Real Property Lease either by the Company or, to the Company’s knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company thereunder, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)         The Company is not a party to any lease, sublease, license or other agreement granting to any third party a right to the use, occupancy or enjoyment of any Leased Real Property or any portion thereof.

Section 3.16     Intellectual Property.

(a)         Section 3.16 of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of all:

(i)     applications and registrations for Intellectual Property, in each case that are owned or filed by the Company; and

(ii)       material unregistered Intellectual Property (excluding for this purpose the items referred to in clause (ii) of the definition of Intellectual Property) owned by the Company.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company:

(i)       the Company owns, or has a valid right to use, all Intellectual Property used in and necessary for or otherwise material to the conduct of its business as it is currently conducted and as presently contemplated to be conducted, free and clear of all Encumbrances;

(ii)      with respect to the applications and registrations for Intellectual Property set forth in Section 3.16(a) of the Company Disclosure Schedule, (x) the Company is the sole and exclusive owner of such applications and registrations, (y) record ownership of such applications and registrations is up to date and (z) such registrations and applications have been duly maintained, are subsisting, valid, in full force and effect, and have not been cancelled, expired, or abandoned;

(iii)     to the knowledge of the Company, the conduct by the Company of its business as it is currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any third party and the Company has not received notice of any pending or threatened claim of the foregoing and, to the knowledge of the Company, there is no valid basis for such a claim;

(iv)     no third party is challenging the validity or enforceability of any Intellectual Property owned by the Company;

(v)      to the knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating the Intellectual Property owned by the Company;

(vi)     no funding, facilities or personnel of any Governmental Entity or other public institution were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights owned by the Company;

(vii)    to the knowledge of the Company, no Intellectual Property is being used or enforced by the Company in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for or otherwise material to the conduct of the Company’s business as it is currently conducted and as presently contemplated to be conducted;

(viii)   the Company has taken reasonable steps to preserve the confidentiality of its trade secrets, its confidential, proprietary manufacturing processes, formulas, recipes and other confidential, proprietary information, and each current and former employee, officer and contractor of the Company has executed a proprietary information and inventions agreement assigning to the Company all works and inventions made in connection with such employment with or engagement by the Company; and

(ix)      the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any of the material Intellectual Property as owned, used, or held for use in the conduct of its business as it is currently conducted or presently contemplated to be conducted.

Section 3.17     Labor Matters.

(a)         (i) There is no labor strike, dispute, slowdown, stoppage or lockout pending, or to the knowledge of the Company, threatened against the Company, nor has there been any such action or event during the year prior to the date of this Agreement, (ii) the Company is not a party to, bound by or in the process of negotiating any collective bargaining or similar agreement with any labor union, labor organization or trade union, in each case applicable to employees of the Company, (iii) there is no unfair labor practice proceeding pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board, (iv) there are no material grievances or material arbitration proceedings arising out of or under any of the collective bargaining agreements or similar agreements set forth in Section 3.17(a) of the Company Disclosure Schedule and (v) none of the employees of the Company is represented by any labor union, labor organization or trade union with respect to their employment with the Company and, to the knowledge of the Company, there are not any union organizing activities, either by or on behalf of any employee or union or similar labor organization with respect to employees of the Company.

(b)         The Company is and for the past two years has been in compliance with any Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, disability, discrimination, employee whistleblowing, employee leaves, workers compensation, labor relations, classification of employees, immigration, equal employment opportunity and workplace safety and health, except in each case where the foregoing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)         To the knowledge of the Company, no executive officer of the Company is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other person or entity affecting or in conflict with the present business activities of the Company, except agreements between such executive officer and the Company.

(d)         The Company has not (i) taken any action within the past three (3) years requiring notice to employees under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Law or (ii) incurred any liability or obligation under the WARN Act or any similar state or local Law that remains unsatisfied.

Section 3.18     Compliance with Laws.   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (a) the Company has complied in a timely manner with all Laws which affect the business, operations, properties or assets of the Company, including, but not limited to: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.(the “FDCA”); (ii) the National Organ Transplant Act (42 U.S.C. § 274e); (iii) the Public Health Services Act (42 U.S.C. § 201 et seq.) (the “PHSA”) and the regulations promulgated thereunder; (iv) the Good Manufacturing Practice (21 C.F.R. Part 820), Good Tissue Practice (21 C.F.R. Part 1271, Subpart D) and other applicable regulations promulgated by of the Food and Drug Administration (the “FDA”); (v) federal Medicare and Medicaid statutes (Social Security Act, Title XVIII and XIX, as amended) and related state or local statutes or regulations; (vi) any comparable foreign Laws for any of the foregoing, including, but not limited to, the Medical Devices Directive of the European Union (the “MDD”); (vii) the Federal False Claims Act, or any similar state laws; (viii) the privacy and security provisions of the Health Insurance Portability and Accountability Act; and (ix) state disclosure and reporting requirements; (b) the Company has not received any notice prior to the date of this Agreement of any claim or action commenced or, to the Company’s knowledge, threatened by any Governmental Entity against the Company alleging or investigating any violation of any of the foregoing; (c) the Company holds all material permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders, approvals, clearances and other authorizations from the FDA and any other Governmental Entity which are required under such Laws for the conduct of its testing, manufacturing, marketing, sales, and distribution activities, to own, lease and operate its properties and assets, or carry on its business as it is now being conducted (collectively, the “Company Permits”); and (d) all such Company Permits are in full force and effect and, as of the date of this Agreement, none of the Company Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Company’s knowledge, threatened, and the Company has been and is in compliance in all material respects with the terms of the Company Permits and any conditions placed thereon.

Section 3.19     Condition of Assets.   The property, plant and equipment of the Company has been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects sufficient to permit the Company to conduct its operations in the ordinary course of business in a manner consistent with their past practices.

Section 3.20    Customers and Suppliers.   Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest suppliers to (the “Material Suppliers”) and customers of (the “Material Customers”) the Company for the fiscal year ended December 31, 2007 (determined on the basis of the total dollar amount of purchases or sales, as the case may be) showing the total dollar number of purchases from or sales to, as the case may be, each such Material Supplier or Material Customer, as the case may be, during such period.  Since January 1, 2007 there has been no termination, cancellation or material curtailment of the business relationship of the Company with any Material Customer or Material Supplier nor, to the knowledge of the Company, has any Material Customer or Material Supplier notified the Company that it intends to so terminate, cancel or materially curtail its business relationship with the Company.

Section 3.21     Environmental Matters.

(a)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)        the Company has been and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws;

(ii)       there is no pending or threatened claim (including any Environmental Claim), lawsuit, or administrative proceeding against the Company, under or pursuant to any Environmental Law;

(iii)      with respect to the real property that is currently operated by the Company, there have been no spills, discharges, releases or threatened releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) during the period of the Company’s operation of such real property of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property that requires or is likely to require Cleanup under applicable Environmental Laws;

(iv)     with respect to real property that was formerly owned, leased or operated by the Company or any of its predecessors in interest, to the knowledge of the Company, there were no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property during or prior to the Company’s ownership, operation or lease of such real property that requires or is likely to require Cleanup under applicable Environmental Laws; and

(v)      the Company has not disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that is: (x) listed on the Federal National Priorities List (“NPL”) or identified on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), each established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.; (y) listed on any state or foreign list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (z) except as has been fully resolved subject to environmental investigation or remediation.

(b)         The Company has not received notice from any Person, including, but not limited to, any Governmental Entity, alleging that the Company has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law.  The Company has not received any request for information from any Person, including but not limited to any Governmental Entity, related to liability under or compliance with any applicable Environmental Law.

(c)         There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law and there are no present, or, to the knowledge of the Company, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substance that would form the basis of any Environmental Claim against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed whether contractually or by operation of law.

(d)         The Company has not entered into any written agreement or incurred any legal or monetary obligation that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws.

(e)         The following terms shall have the following meanings for the purposes of this Agreement:

(i)        “Cleanup” means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(ii)       “Environmental Laws” means all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or releases or threatened releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, handling or Cleanup of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

(iii)      “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of an Hazardous Substance at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(iv)     “Hazardous Substances” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined by any Environmental Law as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

Section 3.22 Insurance.  Section 3.22 of the Company Disclosure Schedule lists all material insurance policies maintained by or on behalf of the Company as of the date of this Agreement, and the Company has heretofore made available to Parent true, correct and complete copies of all such policies.  The are no self-insurance arrangements in effect as of the date of this Agreement with respect to the Company.  All such policies are in full force and effect.  Except as would not be material to the Company, all premiums due on such policies have been paid by the Company, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies.  Furthermore, (a) the Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the knowledge of the Company, is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any of such policies as to which coverage has been denied by the underwriters of such policies and (c) the Company has not received any written notice from any of its insurance carriers that any insurance coverage presently provided for will not be available to the Company in the future on substantially the same terms as now in effect.

Section 3.23    Certain Business Practices.   Neither the Company nor any director, officer, agent or employee of the Company has, on behalf of the Company (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement applicable to the Company.

Section 3.24    Schedule 14D-9; Information in the Offer Documents.   The Schedule 14D-9 and the information supplied by the Company for inclusion in the Offer Documents, will not, at the respective times the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9, if any, based on information furnished in writing by Parent or the Purchaser for inclusion therein.  The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws.

Section 3.25    Opinion of Financial Advisor.   The Company Board of Directors has received the opinion of Merrill Lynch & Co., Inc. (the “Company Financial Advisor”), dated April 6, 2008, to the effect that, as of such date, the consideration to be received by the Company Stockholders in the Offer and the Merger, taken together, is fair from a financial point of view to the Company Stockholders, and a copy of the Company Financial Advisor’s written opinion will be made available to Parent and the Purchaser.  The Company has been authorized by the Company Financial Advisor to permit the inclusion of such written opinion in its entirety and a description of the Company Financial Advisor’s analysis in preparing such opinion in the Schedule 14D-9 and the Proxy Statement so long as the Company Financial Advisor approves in advance such description and any accompanying disclosure.

Section 3.26    Brokers.   No broker, investment banker, financial advisor or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.  True and correct copies of all agreements between the Company and the Company Financial Advisor, including, without limitation, any fee arrangements, have been made available to Purchaser prior to the date of this Agreement.

Section 3.27     State Takeover Statutes.   Subject to the accuracy of the representation set forth in Section 4.6(b) of this Agreement, the approval of the Company’s Board of Directors of the terms of this Agreement and the consummation of the Merger and the Transactions represents all the actions necessary to render inapplicable to this Agreement, the Merger and the Transactions, the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the Transactions.

Section 3.28     Regulatory Compliance.     In addition to the representations and warranties in Section 3.18 and not in limitation thereof:

(a)         All products being developed, acquired, tested, screened, manufactured, packaged, distributed, and marketed by the Company are being developed, acquired, screened, manufactured, packaged, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the Laws, including, but not limited to, the FDCA, the PHSA and all comparable foreign Laws, including the MDD, and each of their applicable implementing regulations, except for non-compliances which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company.

(b)         All manufacturing, testing, screening, packaging, labeling, marketing, and distribution operations conducted by or for the benefit of the Company have been and are being conducted in compliance with all applicable Laws, including, but not limited to, the FDA’s Good Manufacturing Practice (21 C.F.R. Part 820) and Good Tissue Practice regulations (21 C.F.R. Part 1271, Subpart D) and any other comparable and applicable foreign Laws, and consistent with any applicable Company Permits (including FDA pre-market approvals, 510(k) pre-market clearances and Investigational Device Exemptions), except for non-compliances which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company.  In addition, the Company is in compliance with all applicable registration and listing requirements and all similar applicable Laws, except for non-compliances which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company.

(c)         No Governmental Entity has issued any written notice, warning letter, regulatory letter, untitled letter, FDA Form 483, or other written communication or written correspondence to the Company, alleging that the Company is or was in violation of any Law applicable to the research, development, testing, acquisition, screening, manufacturing, packaging, labeling, marketing, distribution, sales, and/or commercialization activities conducted by the Company.

(d)         To the knowledge of the Company, neither the Company nor any employee or agent of the Company has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Neither the Company, nor any employee or agent of the Company, has made an untrue statement of material fact or fraudulent statement to FDA or any other Governmental Entity with respect to any product tested, manufactured, distributed, marketed or sold by the Company, or failed to disclose a material fact required to be disclosed to any Governmental Entity or has ever been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice or other comparable governmental authority for data or healthcare program fraud.

(e)         Neither the Company nor, to the knowledge of the Company, any officer or key employee of the Company has (A) been convicted of any crime or engaged in any conduct that would reasonably be expected to result in  debarment under 21 U.S.C. Section 335a or any similar state law or regulation; (B) violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including, but not limited to, the anti-kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b), or have been excluded or threatened with exclusion under state or federal statutes or regulations, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil money penalties pursuant to 42 U.S.C. Part 1003 or similar federal or state laws or regulations; or (C) violated or caused a violation of any foreign Law comparable to those set forth in (A) or (B).

(f)         From January 1, 2005 through the date of this Agreement, none of the products developed, tested, manufactured, packaged, labeled, marketed, or distributed by or on behalf of the Company have been recalled, whether voluntary or otherwise, or subject to device removal or correction reporting requirements, and neither has the Company received any written notice, either completed or pending, of any governmental proceeding seeking a recall, removal, or corrective action of any products.

(g)         There has not been and there is no pending, or, to the knowledge of the Company, threatened, FDA or other similar Governmental Entity proceeding or, to the knowledge of the Company, action, suit, proceeding, hearing, charge, complaint, claim, demand, notice, review, inquiry or investigation relating to the Company’s development, testing, acquisition, screening, manufacture, distribution, marketing or sale of its products, except for such proceedings or investigations which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE PURCHASER

Parent and the Purchaser represent and warrant to the Company as follows:

Section 4.1      Organization.   Each of Parent and the Purchaser is a corporation duly organized and validly existing and in good standing under the Laws of the jurisdiction of its respective incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized and existing or to have such power and authority would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and the Purchaser, as the case may be, to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the Transactions.

Section 4.2      Authorization; Validity of Agreement; Necessary Action.   Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the boards of directors of each of Parent and the Purchaser, and no other corporate authority or approval on the part of Parent or the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the Transactions (other than adoption of this Agreement by Parent as the sole stockholder of the Purchaser, which shall occur immediately after the execution and delivery of this Agreement).  This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

Section 4.3      Consents and Approvals; No Violations.   None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or the Articles of Incorporation or Bylaws of the Purchaser, (b) violate, conflict with or result in a breach of any provisions under any of the terms, conditions or provisions of any material Contract to which Parent is a party (c) require any material filing by Parent or the Purchaser with, or permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act and Securities Act, (ii) any filings as may be required under the DGCL, (iii) the filing with the SEC and the New York Stock Exchange of (A) the Schedule TO, (B) the Proxy Statement, if the Company Stockholder Approval is required by Law and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws or (v) any filings in connection with the applicable requirements of the HSR Act, or (d) conflict with or violate and Law applicable to Parent, any of its Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and the Purchaser to perform its obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of any the Transactions.

Section 4.4       Offer Documents; Information in the Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information furnished by the Company for inclusion in the Offer Documents.  None of the information supplied by Parent or the Purchaser in writing expressly for inclusion in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time of the meeting of stockholders Company to be held in connection with the Merger, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws.

Section 4.5      Brokers.   No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or the Purchaser.

Section 4.6       Regarding Purchaser; Approval of Arrangements.

(a)         Purchaser was formed solely for the purpose of engaging in the Transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement.  All shares of capital stock of Purchaser are owned directly by Parent.

(b)         None of Parent, Purchaser or any of their respective affiliates or associates is, as of the date of this Agreement, or has been within the last three years, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Purchaser owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

(c)         (i) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of Parent in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Board of Directors of Parent, the Compensation Committee thereof or its independent directors.  To the knowledge of Parent, the only Arrangements being entered into in connection with the Transactions are those set forth in Exhibit C.  A true and complete copy of any resolutions of any committee of the Board of Directors of Parent reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to the Company prior to the execution of this Agreement.

Section 4.7      Financing.   Parent has provided the Company with a true and correct copy of a fully executed debt commitment letter and term sheet, including all exhibits, schedules or amendments thereto (but excluding the fee letter) as of the date of this Agreement (as amended, waived or otherwise modified in accordance with Section 6.8(b), the “Debt Commitment Letter”) dated April 7, 2008, from its lenders party thereto pursuant to which such lenders have committed, subject to the terms and conditions set forth therein, to lend $1.9 billion (the “Financing”) for the purpose of consummating the Transactions.  As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, has not been terminated and constitutes the legal, valid and binding obligation of each of Parent, Purchaser and, to the knowledge of Parent and the Purchaser, the lenders party thereto.  As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified and the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect.  The Debt Commitment Letter permits Parent and Purchaser to use the proceeds of the Financing and unrestricted cash of Parent, Purchaser and the Company to consummate the Offer, the Merger and the other Transactions and the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Debt Commitment Letter together with unrestricted cash of Parent, Purchaser and the Company will be sufficient for Parent and the Surviving Corporation to pay all amounts required to be paid by them pursuant to this Agreement and to pay all estimated related fees and expenses.  As of the date of this Agreement, Parent has no knowledge of any event that has occurred which would result in any material breach or violation under the Debt Commitment Letter, and Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Purchaser on the date on which any payment for Shares is required to be made by the Purchaser in respect of the Offer or the Merger.  There are no conditions to the obligations of the lenders party to the Debt Commitment Letter other than those set forth in the Debt Commitment Letter.  Parent has fully paid any commitment fees or other fees required to be paid, to the extent payable, prior to the date of this Agreement pursuant to the Debt Commitment Letter.

Section 4.8      No Other Representations or Warranties; Investigation by the Parent.   Parent and Purchaser each acknowledges and agrees that (a) it has had an opportunity to discuss the business of the Company with the Company, (b) it has been afforded the opportunity to ask questions of and receive answers from the Company and (c) except for the representations and warranties contained in Article III and Section 1.2, neither Parent nor Purchaser have relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any information made available to Parent or Purchaser in connection with the Transactions.  The Company makes no representations and warranties except as set forth in Article III and Section 1.2.  Moreover neither the Company nor any other person will have or be subject to any liability or obligation to Parent, Purchaser or any other person resulting from the distribution to Parent or Purchaser, or Parent’s or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Purchaser in the data rooms or management presentations in connection with the Transactions, unless any such information is included or incorporated in a representation or warranty contained in Article III or Section 1.2.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1       Interim Operations of the Company.   The Company covenants and agrees that, except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by Law, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), after the date of this Agreement, and prior to the earlier of (x) the termination of this Agreement in accordance with Article VIII and (y) the Acceptance Time:

(a)         the business of the Company shall be conducted only in the ordinary course of business consistent with past practice, and the Company shall use its reasonable best efforts to preserve its present business organization intact, to keep available the services of its current officers, key employees and key consultants, and to maintain its goodwill and relations with customers, suppliers, employees, contractors, distributors and others having significant business dealings with it;

(b)         the Company shall not, (i) directly or indirectly, except for the issuance of Shares upon the exercise of the Options outstanding on the date of this Agreement pursuant to the terms of such Options or upon the satisfaction of the conditions set forth in any Restricted Stock Unit, issue, sell, modify, transfer, dispose of, encumber or pledge any shares of capital stock of the Company, securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire any shares of such capital stock or other equity interests or any other ownership interest; (ii) amend or otherwise change its Certificate of Incorporation or Bylaws or similar organizational documents; (iii) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests; or (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

(c)         the Company will not (i) incur or assume any indebtedness for borrowed money or issue any debt securities in respect of borrowed money; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (v) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets or properties, in each case other than in the ordinary course of business consistent with past practice or sales or dispositions of assets of less than $1,000,000 in the aggregate;

(d)         the Company shall not except in order to conform to the applicable provisions of Section 409A of the Code and related authority, (i) change the compensation or benefits payable or to become payable to any of its officers or directors, or in any material respect its employees, agents or consultants, except as required pursuant to applicable Law or Contracts in effect on the date of this Agreement and listed in Section 5.1(d) of the Company Disclosure Schedule and except as provided in the agreements set forth on Exhibit C; (ii) enter into, extend or amend any employment, collective bargaining, severance, consulting, termination or other agreement or employee benefit plan; or (iii) make any loans or advances to any of its officers, directors, employees, agents, consultants or affiliates or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise; provided, however, that nothing in this Section 5.1(d) shall prevent the Company or its Subsidiaries from hiring new employees as non-officers or non-directors of the Company in the ordinary course of business consistent with past practice so long as the amount of salaries, wages, bonuses and benefits provided to such new employees shall be in the ordinary course of business consistent with past practice with respect to similarly situated employees, and in any event not in excess of $150,000 per employee;

(e)         the Company shall not (i) pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or make any arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (ii) except as may be required pursuant to the terms of a Benefit Plan as in effect as of the date of this Agreement, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present, or (iii) amend in any material respect any such existing plan, agreement or arrangement;

(f)         except as provided by (d) above, the Company will not (i) modify, extend, amend or terminate any Material Contract to which the Company is a party or by which the Company or any of its properties or assets may be bound; (ii) waive, release or assign any rights or claims under any of such Material Contracts; or (iii) enter into any Material Contract;

(g)         the Company shall not, except as necessary in the ordinary course of business consistent with past practice, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to, any Intellectual Property, or disclose or agree to disclose to any Person, other than Representatives of Purchaser and Parent, any trade secret or other confidential information;

(h)         the Company will not (i) change any of the accounting methods used by it except for such changes required by GAAP or applicable Law or (ii) make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement or settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(i)          the Company will not pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in the Financial Statements of the Company for the period ended December 31, 2007 or incurred since December 31, 2007 in the ordinary course of business consistent with past practice;

(j)          the Company will not (i) settle or commence any action, suit, claim, litigation or other proceeding involving an amount in excess of $100,000 or, in the aggregate, an amount in excess of $1,000,000 or (ii) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any action, suit, claim, litigation or other proceeding;

(k)         the Company will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(l)          the Company will not take or permit any action that would result in any of the conditions to the Merger set forth in Article VII or any of the conditions to the Offer set forth in subsection (e) of Annex I not being satisfied;

(m)         the Company shall not make any capital expenditures that are not included in the Company’s capital expenditure budget for 2008 (a copy of which has been made available to Parent) in excess of $200,000; and

(n)         the Company will not enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2       No Solicitation.

(a)         The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications, if any, with any Persons with respect to any Acquisition Proposal and use its reasonable commercial efforts to request the prompt return or destruction of all confidential information furnished during the period of two years ending on the date of this Agreement, except to the extent that such confidential information relates solely to an ongoing commercial relationship.  The Company shall not, and it shall not authorize or permit any of its officers, directors, employees, consultants, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or knowingly induce, or take any other action designed to, or which would reasonably be expected to, facilitate any Acquisition Proposal, or the making of any inquiry, offer or proposal which constitutes or would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any non-public information relating to the Company to, or otherwise cooperate in any way with, any Person (other than Parent or any of its affiliates or Representatives) that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, or withdraw or modify in any manner adverse to Parent, the Company Board Recommendation, or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant (other than to Parent or any of its affiliates or representatives) any waiver or release under any standstill or similar agreement, or (v) enter into any letter of intent or similar document or any understanding or agreement contemplating or otherwise relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal.

(b)         Notwithstanding Section 5.2(a), prior to the Acceptance Time, the Company may, subject to compliance with this Section 5.2, furnish information concerning its business, properties or assets to any Person pursuant to a confidentiality agreement containing confidentiality and other provisions substantially similar to the Confidentiality Agreement, dated February 4, 2008, entered into between Parent and the Company (the “Confidentiality Agreement”) and not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent (a copy of which shall be provided to Parent promptly after its execution) and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, but only if, (y) such Person has after the date of this Agreement on an unsolicited basis, and in the absence of any violation of this Section 5.2, submitted a bona fide, written proposal to the Company relating to any such transaction which the Company Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is or is reasonably likely to lead to a Superior Proposal and (z) in the good faith opinion of the Company Board of Directors, after consultation with outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would be reasonably likely to cause the Company Board of Directors to violate its fiduciary duties to the Company’s stockholders under applicable Law.  As used in this Agreement, “Superior Proposal” means any bona fide written offer made by any Person (other than Parent, Purchaser or any affiliate thereof) that if consummated would result in such Person owning, directly or indirectly, more than 50% of the outstanding Shares (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the Company’s assets, which the Company Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and in light of all relevant circumstances and all terms and conditions of such Acquisition Proposal and this Agreement or, if applicable, any proposal by Parent to amend the terms of this Agreement, (x) is more favorable to the Company Stockholders than the Offer, the Merger and the other Transactions, (y) is reasonably likely to be consummated on the terms so proposed and (z) to the extent financing is required, has financing that is fully committed or which the Company Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) is reasonably capable of being timely financed by such third party.  The Company shall contemporaneously provide to Parent any such information provided to such Person (or, with respect to any such information which was previously provided to Parent, a list identifying such information).

(c)         The Company shall promptly (and in any event within twenty four-hours and prior to providing any such Person with any material non-public information) orally and in writing notify Parent if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any Company Representative, in each case, in connection with, or which could reasonably be expected to result in, an Acquisition Proposal, which notice shall identify the name of the Person making such proposal or request or seeking such negotiations or discussions and the material terms and conditions of such proposal or request and include copies of all correspondence and written materials provided to the Company or any Company Representative that describe any terms and conditions of any proposal or request (and any subsequent changes to such terms and conditions) and summaries of any material oral communications addressing such matters.  The Company shall (x) promptly keep Parent fully informed in all material respects of the status and details of any Acquisition Proposal (including any changes in the material terms thereof) and (y) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to any Acquisition Proposal exchanged between the Company or any Company Representative, on the one hand, and the Person making such Acquisition Proposal or any of its representatives, on the other hand.

(d)         Any violation of this Section 5.2 by any of the Company’s Representatives shall be deemed to be a breach of this Agreement by the Company.

(e)         Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) make an Adverse Recommendation Change or (ii) enter into any agreement with respect to any Acquisition Proposal.  Notwithstanding the foregoing, prior to the Acceptance Time, the Company Board of Directors may (subject to the terms of this and the following sentence) (y) in response to information obtained after the date of this Agreement, make an Adverse Recommendation Change if the Company Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that the failure of the Company Board of Directors to effect an Adverse Recommendation Change would be reasonably likely to cause the directors to breach their fiduciary duties under applicable Law or (z) enter into an agreement with respect to a Superior Proposal (an “Acquisition Agreement”), in each case, at any time after the fifth Business Day following the Company’s delivery to Parent of written notice advising Parent that the Company Board of Directors intends to make an Adverse Recommendation Change or that the Company has received a Superior Proposal (and otherwise in accordance with the notice requirements set forth in Section 5.2(c)), as applicable; provided, however, that the Company shall not enter into an Acquisition Agreement unless the Company complies with Section 5.2(f).  Any such Adverse Recommendation Change or the entry by the Company into any Acquisition Agreement shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be applicable to the Transactions (including each of the Offer and the Merger).  Effective as of the time of the Company’s delivery to Parent of any notice referred to above, Section 11 of the Confidentiality Agreement shall become null and void and of no further force and effect.

(f)         The Company may terminate this Agreement and enter into an Acquisition Agreement, provided that, prior to any such termination, (i) the Company shall have provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 5.2(f), identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering to Parent a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) within a period of three full Business Days following the delivery of the notice referred to in clause (i) above, Parent shall not have proposed adjustments in the terms and conditions of this Agreement which, after having used its commercially reasonable efforts to cause its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement, the Company Board of Directors determines in its good faith judgment (after consultation with its financial advisor) to be as favorable to the Company’s stockholders as such Superior Proposal, and (iii) at least five full Business Days after the Company has provided the notice referred to in clause (i) above, the Company shall have delivered to Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.2(f) and (B) a wire transfer of immediately available funds in the amount of the Company Termination Fee (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice to Parent pursuant to clause (i) above and a new three Business Day period).

(g)         Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel to the Company, the failure to take such action would cause the Company Board of Directors to violate its fiduciary duties under applicable Law; provided, however, that any such disclosure that (i) does not reaffirm the Company Board Recommendation, (ii) with respect to any such disclosure relating to an Acquisition Proposal, goes beyond a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, or (iii) does not expressly reject such Acquisition Proposal, shall be deemed a Adverse Recommendation Change.

Section 5.3      Interim Operations of Parent and Purchaser.   Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of the Purchaser and deliver to Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the Certificate of Incorporation and Bylaws of the Purchaser.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1      Notification of Certain Matters.  Subject to applicable Law, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, each of Parent and the Company shall give prompt notice to the other party of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause any condition to the obligations of a party to effect the Offer, the Merger or the Transactions not to be satisfied.  The Company shall give Parent prompt notice of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract or any Contract entered into after the date of this Agreement that if in effect on the date of this Agreement would be a Material Contract, to which the Company is a party or is subject. The Company, on the one hand, and Parent, on the other hand, shall give prompt written notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby, (b) any regulatory notice, report or results of inspection from the FDA or any similar Governmental Entity or (c) any Company Material Adverse Effect.  Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the Transactions, other than the portions of such filing that include confidential or proprietary information not directly related to the Transactions.

Section 6.2      Access; Confidentiality.   From the date of this Agreement until the Effective Time, subject to the terms of the Confidentiality Agreement, the Company shall afford to the officers, employees, accountants, counsel, financing sources and other Representatives of Parent and the Purchaser, reasonable access, during normal business hours to the Company’s properties, books, records and personnel and all other information concerning its business, properties and personnel as Parent or the Purchaser may reasonably request; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement of the Company with any third-party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company, (iii) otherwise violate any applicable Law or (iv) which would result in a competitor of the Company receiving material information which is competitively sensitive.  Prior to the Effective Time, Parent and the Purchaser will hold any information obtained pursuant to this Section 6.2 in accordance with the terms of the Confidentiality Agreement.  No investigation pursuant to this Section 6.2 shall affect any representation or warranty made by the parties hereunder.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or otherwise result in any significant interference with the prompt and timely discharge by the Company’s employees of their normal duties.

Section 6.3      Publicity.   Each of Parent and the Company shall consult with the other regarding their initial press releases with respect to the execution of this Agreement.  Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue any press release or other announcement with respect to the Transactions or this Agreement without the prior consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), except as such press release or other announcement may be required by Law or the rules of a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.

Section 6.4       Insurance and Indemnification.   (a)  The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company than are set forth in the Certificate of Incorporation and By-laws of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights of individuals, who were directors, officers, employees or agents of the Company at or prior to the Effective Time, unless such modification shall be required by Law.

(b)         Prior to the fifth Business Day preceding the Acceptance Time, Parent shall have the right, but not the obligation, to purchase a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of officers’ and directors’ liability insurance covering acts or omissions occurring at or prior to the Effective Time (“D&O Insurance”) maintained by the Company, covering without limitation the transactions contemplated hereby (the “Tail Policy”).  In the event that Parent does not purchase a Tail Policy as provided in the preceding sentence, the Company shall have the right to purchase, prior to the Effective Time, the Tail Policy.  If neither Parent nor the Company has purchased a Tail Policy, Parent and the Surviving Corporation shall maintain the Company’s existing D&O Insurance for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided that Parent and the Surviving Corporation shall use their respective reasonable best efforts to ensure that any substitution or replacement of existing policies shall not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall obtain substantially similar D&O Insurance; provided further, however, that in no event shall Parent or Purchaser be required to pay annual premiums for insurance under this Section 6.4(b) in excess of 250% of the current annual premiums paid by the Company for such insurance.

(c)         Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any individual who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.4 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d)         The covenants contained in this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties and their respective heirs and legal Representatives and shall not be deemed exclusive of any other rights to which an indemnified party is entitled, whether pursuant to Law, contract or otherwise. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.4 in connection with their successful enforcement of their rights provided in this Section 6.4.

(e)         In the event that the Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

Section 6.5       Further Action; Reasonable Best Efforts.

(a)         Upon the terms and subject to the conditions of this Agreement, each of Parent, the Purchaser and the Company agrees to use its respective reasonable best efforts to (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions as promptly as practicable including, but not limited to, using their respective reasonable best efforts to obtain any requisite approvals, consents, authorizations, orders, exemptions or waivers by any third Person or Governmental Entity in connection with the Transactions and to fulfill the conditions to the Offer and the Merger and (iii) not take any action that would be reasonably likely to materially interfere with their ability to consummate the Transactions.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their respective reasonable best efforts to take all such action.  In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including requesting early termination of the HSR Act waiting period.

(b)         Each of the Company and Parent shall, without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Entity with respect to the Transactions; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Entity; (iii) not participate in any meeting or have any communication with any such Governmental Entity unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate therein; and (iv) furnish the other party with copies of all filings and communications between it (or its advisors) and any such Governmental Entity with respect to the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, the rights of the Company and Parent under this Section 6.5(b) may be exercised on their behalf by their respective outside counsel.

(c)         Each of the parties hereto agrees to cooperate and use all reasonable efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d)         In no event shall Parent or Purchaser be obligated pursuant to this Section 6.5 to divest or hold separate any assets or to take or commit to take any action that which would be reasonably likely to (i) materially adversely impact the benefits expected to be derived by Parent, as a result of the Transactions or (ii) impose material limitations on Parent’s ownership or operation (or that of any of Parent’s Subsidiaries or affiliates) of all or a material portion of the Company’s business or assets, including Parent’s exercise of rights of full ownership of the Shares purchased by Purchaser in the Offer on all stockholder matters.

Section 6.6       State Takeover Laws.   If any state takeover statute becomes or is deemed to become applicable to the Company or the Transactions, then the Company Board of Directors shall take all actions necessary to render such statutes inapplicable to the foregoing.

Section 6.7      Stockholder Litigation.   The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement.  The Company agrees that it shall not settle or offer to settle in exchange for the payment of funds any litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Offer, the Merger or any other Transaction, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

Section 6.8       Financial Information and Cooperation.

(a)         During the period prior to the Effective Time, the Company shall use its, and shall use its reasonable commercial efforts to cause the Company Representatives to use their, reasonable commercial efforts to cooperate and assist Parent and Purchaser with respect to the arrangement of Parent’s Financing (or any alternative financing contemplated by Section 6.8(c), as the case may be); provided, that nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company or otherwise result in any significant interference with the prompt and timely discharge by the Company’s employees of their normal duties; provided, further, that nothing in this Agreement shall require the Company to (1) pay any commitment or other similar fee, (2) have any liability or obligation under any loan agreement or related document, unless and until the Closing occurs or (3) until the Closing occurs, incur any other liability in connection with the Financing contemplated by the Debt Commitment Letter (or any alternative financing contemplated by Section 6.8(c), as the case may be).  Subject to the provisos in the immediately preceding sentence, the Company shall use its reasonable commercial efforts to provide, and shall use its reasonable commercial efforts to cause the Representatives of the Company to provide, such reasonable cooperation as may be requested in connection with the arrangement and consummation of the Financing, including (a) using its reasonable commercial efforts to furnish, on a confidential basis, to Parent’s or Purchaser’s financing sources financial and other pertinent information with respect to the Company and the Transactions as may be reasonably requested by Parent, including information and projections prepared by the Company relating to the Company and the Transactions, (b) using its reasonable commercial efforts to cause the Company’s senior officers and other Company Representatives to (i) be reasonably available during normal business hours to Parent’s or Purchaser’s financing sources in connection with such Financing, (ii) participate in due diligence sessions, meetings and drafting sessions and (iii) participate in presentations related to the Financing, including presentations to rating agencies, (c) using its reasonable commercial efforts to (i) assist, and to cause the Company Representatives to use their reasonable commercial efforts to assist, in the preparation of one or more appropriate offering documents (including the preparation of pro forma financial statements meeting the requirements, in all material respects, of SEC Regulation S-X) and (ii) to assist Parent’s or Purchaser’s financing sources in preparing and delivering other appropriate and customary marketing and closing materials, in each case to be used in connection with the Financing, (d) reasonably cooperating with the marketing efforts of Parent and its financing sources for any of the Financing, (e) using reasonable commercial efforts to assist Parent in obtaining comfort letters of the Company’s accountants, consents of the Company’s accountants for use of their reports in any materials relating to the Financing, and legal opinions (which may be reasoned) of the Company’s counsel and (f) using reasonable commercial efforts to facilitate the pledge of the Company’s assets as collateral (such pledge only to become effective following consummation of the Offer).  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with such cooperation provided by the Company, its officers and the other Company Representatives pursuant to the terms of this Section 6.8.  Parent shall indemnify and hold harmless the Company, its officers and the other Company Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company).

(b)         Parent and Purchaser shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing on the terms and conditions set forth in the Debt Commitment Letter as soon as practicable in accordance with the terms and conditions of this Agreement, including (i) taking actions to enforce their rights (including, without limitation, commencing litigation) against the lenders and other persons providing the Financing to fund such Financing and (ii) using all reasonable best efforts to (A) maintain in effect the Debt Commitment Letter, (B) satisfy on a timely basis all conditions applicable to Parent and Purchaser to obtaining the Financing, (C) enter into definitive agreements with respect thereto on terms and conditions contained in the Debt Commitment Letter, and (D) consummate the Financing at or prior to the consummation of the Offer.  Parent shall not, and shall not permit Purchaser to, agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Debt Commitment Letter or any definitive agreements related to the Financing, if such amendment, supplement, modification or waiver would be reasonably expected to prevent, delay or hinder Parent or Purchaser’s ability to consummate the Offer, the Merger or the Transactions, in each case, without the Company’s prior written consent. Parent shall promptly furnish to the Company a complete copy of any amendment, supplement or other modification to the Debt Commitment Letter and a full description of any waiver of Parent’s rights under the Debt Commitment Letter, as applicable.

(c)         In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letter, (A) Parent shall promptly notify the Company, and (B) Parent and Purchaser shall use all reasonable best efforts to obtain alternative financing from alternative sources, on terms, taken as whole, that are not materially less beneficial to Parent than those contemplated by the Debt Commitment Letter, would not involve any material conditions to funding the Debt Financing that are not contained in the Debt Commitment Letter and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the Transactions, as promptly as practicable following the occurrence of such event but in no event later than the first date on which any payment for Shares is required to be made by the Purchaser in respect of the Offer or the Merger, including entering into definitive agreements with respect thereto.  In the event that alternative financing shall be secured pursuant to this Section 6.8(c), Parent and Purchaser shall comply with the covenants in Section 6.8(b) with respect to such alternative financing and shall promptly furnish to the Company the debt commitment letter and term sheet, including all exhibits, schedules or amendments thereto (or similar documents), with respect to such alternative financing.

Section 6.9      Company SEC Documents.   From the date of this Agreement to the Effective Time, the Company shall timely file with the SEC all Company SEC Documents required to be filed by it under the Exchange Act or the Securities Act.  As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Document shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Document filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after to the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.  All of the Financial Statements included in the Company SEC Documents filed after the date of this Agreement (i) shall comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) shall fairly present in all material respects the financial position and the results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments) of the Company as of the times and for the periods referred to therein.

Section 6.10     Approval of Compensation Arrangements.

(a)         If the Company enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, all such amounts payable under such Arrangements shall (i) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  Moreover, each of Parent and the Company shall take all actions necessary so that, prior to the expiration date of the Offer (as such date may be extended in accordance with this Agreement): (i) the adoption, approval, amendment or modification of each such Arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of Parent and the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the expiration date all necessary actions by the Company Board of Directors, the Compensation Committee of such Company Board of Directors or its independent directors and by the Board of Directors of Parent, the Compensation Committee of such Board or its independent directors.

(b)         Unless otherwise directed in writing by Parent at least five Business Days prior to the initial scheduled expiration of the Offer, the Company Board of Directors will authorize the termination of any and all Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent.  The Company shall provide Parent evidence that such resolutions to terminate the 401(k) plan(s) of the Company have been adopted by the Company Board of Directors or its delegates.  The form and substance of such resolutions shall be subject to the reasonable approval of Parent.  The Company shall use its commercially reasonable efforts to take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.  Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (1) necessary or required to maintain the tax-qualified status of any such 401(k) Plan, (2) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (3) for employer matching contributions (if any) for the period prior to termination.

(c)         Unless otherwise directed in writing by Parent, the Company Board of Directors will authorize the termination of Employee Stock Purchase Plan, effective no later than the day immediately preceding the Effective Time.  The Company shall provide Parent evidence that such resolutions to terminate the Employee Stock Purchase Plan.  The form and substance of such resolutions shall be subject to the reasonable approval of Parent.  Immediately prior to such termination, the Company will cause the administrator of the Employee Stock Purchase Plan to issue to each participant a certificate or certificates representing the full number of shares of Company common stock accumulated in each participant's accounts (to the extent the participant has not tendered such shares in the Offer) and a check for the net proceeds of any fractional share in each participant's account.

Section 6.11     Employee Benefits Matters.   For purposes of this Section 6.11, the term “Company Employee” shall mean each individual who is employed by the Company as of the Effective Time.

(a)         Except as otherwise provided in an individual employment agreement, following the Effective Time and for a period of twelve months thereafter, Parent shall, or shall cause the Surviving Corporation to, provide compensation (including salary, cash bonus, commissions, and other incentives, but not including equity incentives) and benefits to Company Employees that are no less favorable in the aggregate than the levels of such compensation and benefits provided or made available by the Company to such Company Employees immediately prior to the Effective Time.

(b)         As of and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit each Company Employee with full credit for purposes of eligibility and vesting for the Company Employee’s service with the Company and its predecessor entities, if any, under any and all employee compensation and incentive plans, and under any and all benefit plans, programs, policies and arrangements (including vacation and leave of absence policies), maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation (each, a “Parent Plan”) to the extent such service was recognized for such purpose by a comparable benefit plan, program, policy and arrangement of the Company (but not to the extent that such credit would result in a duplication of benefits).  With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent shall cause the Surviving Corporation to (i) cause there to be waived any pre-existing condition or eligibility limitations except to the extent such limitations as to preexisting conditions eligibility were applicable to a Company Employee under a comparable welfare benefit plan of the Company and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed or reimbursable to, Company Employees under similar plans maintained by the Company for the calendar year in which the Effective Time occurs.  Without limiting the foregoing, Parent shall, or shall cause the Surviving Corporation to, permit each Company Employee who satisfied the eligibility requirements of the Company’s 401(k) plan (the “Company 401(k) Plan”) to participate in the 401(k) plan of Parent or the Surviving Corporation (the “Parent 401(k) Plan”) immediately following the Effective Time.  Parent shall, or shall cause the Surviving Corporation to, cause the Parent 401(k) Plan to accept rollovers of distributions (or direct rollovers) from the Company 401(k) Plan (including rollovers (or direct rollovers) of any outstanding loan(s) of a Company Employee under the Company 401(k) Plan in kind).

(c)         From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor, in accordance with its terms, (x) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of the Company that is disclosed under Section 3.12(b) of the Company Disclosure Schedule, (y) all existing obligations and/or accrued benefits under any employee benefit plan, policy, program or arrangement of the Company or any of its subsidiaries, and (z) except as otherwise provided in an individual employment agreement, all obligations and/or accrued benefits under all plans, programs or agreements of the Company that provide for bonuses.

(d)         Nothing in this Section 6.11 shall create any third-party beneficiary rights in any employee or former employee of the Company in respect of continued employment (or resumed employment) with Parent or the Surviving Corporation.  Nothing contained herein shall preclude Parent or the Surviving Corporation from terminating the employment of any Company Employee at any time and for any reason.

ARTICLE VII

CONDITIONS

Section 7.1      Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a)         The Company Stockholder Approval shall have been obtained, to the extent required pursuant to the requirements of the Certificate of Incorporation and the Bylaws of the Company, and the DGCL;

(b)         No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect prohibiting consummation of the Merger; and

(c)         The Purchaser shall have purchased, or caused to be purchased, the Shares pursuant to the Offer.

ARTICLE VIII

TERMINATION

Section 8.1       Termination.   This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)         By mutual written consent of Parent, Purchaser and the Company; or

(b)         By either Parent or the Company if:

(i)       prior to the purchase of the Shares in the Offer, a court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the Transactions (including each of the Offer and the Merger), and such Order or action shall have become final and unappealable; or

(ii)      the Offer (as extended, if applicable, pursuant to Section 1.1) shall have expired or terminated without any Shares being purchased therein; provided, that if the event referred to in this Section 8.1(b)(ii) directly or indirectly resulted from or was principally caused by (A) the Company’s failure to perform any of its obligations under this Agreement or the failure of a condition set forth in paragraphs (d) or (e) in Annex I to be satisfied, then the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) or (B) a failure of the Minimum Condition or any other condition in Annex I to be satisfied or the failure of Purchaser to have accepted for payment Shares under the Offer, in each case where such failure directly or indirectly resulted from or was principally caused by Parent’s or Purchaser’s breach of this Agreement, then Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii); or

(iii)      the Offer shall not have been consummated by August 1, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Offer to be consummated on or before the Outside Date; or

(c)         By Parent, at any time prior to the Acceptance Time, if:

(i)       (A) an Adverse Recommendation Change shall have occurred or (B) the Company Board of Directors shall have failed to publicly confirm the Company Board Recommendation within ten (10) Business Days of receipt of a written request by Parent that it do so after the Company receives or otherwise becomes aware of an Acquisition Proposal; or

(ii)      the Company shall have breached or failed to perform any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Annex I hereto and (B) is not cured or is incapable of being cured by the earlier of (1) ten (10) days after the giving of written notice to the Company or (2) the Outside Date; or

(iii)      the Company shall have willfully and intentionally breached, in any material respect, any of its obligations under Section 5.2; or

(d)         By the Company, at any time prior to the Acceptance Time:

(i)       pursuant to and in compliance with Section 5.2(f) (including the payment to Parent of the Company Termination Fee concurrently with such termination); or

(ii)       if Parent or the Purchaser shall have breached or failed to perform any of the representations, warranties, covenants or agreements contained in this Agreement which (A) would reasonably be expected to have a material adverse effect on Parent’s or Purchaser’s ability to consummate the Transactions and (B) is not cured or is incapable of being cured by the earlier of (1) ten (10) days after the giving of written notice to Parent or (2) the Outside Date; or

(iii)      if (A) the conditions to the Offer set forth in paragraphs (a) through (f) of Annex I have been satisfied or waived and (B) the Offer shall have expired or terminated without any Shares being purchased therein; or

(iv)     if the Financing contemplated by the Debt Commitment Letter shall expire, terminate or otherwise become unavailable and Purchaser shall have failed to obtain financing from alternative sources within ten (10) Business Days after the expiration, termination or unavailability and the Parent shall not then be performing in accordance with its obligations pursuant to Section 6.8(c).

Section 8.2     Notice of Termination; Effect of Termination.   (a)  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the third from final sentence of Section 6.2, and for Sections 9.3, 9.5, 9.6, 9.7, 9.8, 9.9, 9.11, 9.13, 9.14, 9.15 and this Section 8.2, which shall survive such termination) and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Section 6.2 and this Section 8.2, and (ii) nothing herein shall relieve any party from liability for damages incurred or suffered by the other party as a result of fraud or any breach of this Agreement that is willful or intentional.

(b)         If:

(i)        Parent shall have terminated this Agreement pursuant to Section 8.1(c)(i) or 8.1(c)(iii);

(ii)       the Company shall have terminated this Agreement pursuant to Section 8.1(d)(i); or

(iii)      (A) either Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b)(ii), 8.1(b)(iii), or 8.1(c)(ii), (B) prior to termination of this Agreement pursuant to Section 8.1(b)(ii), 8.1(b)(iii), or 8.1(c)(ii), a Person shall have made or publicly announced an Acquisition Proposal that was not bona fidely and irrevocably withdrawn at the time of termination and (C) within twelve months after any such termination either (1) the Company enters into an agreement with respect to an Acquisition Proposal or (2) an Acquisition Proposal is consummated; provided, that for the purpose of this Section 8.2(b)(iii), all references in the definition of “Acquisition Proposal” to “20%” shall instead be deemed to refer to “50%”;

then the Company shall pay to Parent a termination fee of $50,000,000 (the “Company Termination Fee”) (A) concurrently with such termination in the case of a termination pursuant to Section 8.1(d)(i), (B) within one Business Day after such termination in the case of a termination pursuant to Sections 8.1(c)(i) or 8.1(c)(iii) and (C) upon the earlier of the entry into an agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal in the case of a termination pursuant to Section 8.1(b)(ii), 8.1(b)(iii) or 8.1(c)(ii).  The Company Termination Fee shall be paid by wire transfer of immediately available funds to such account as Parent may designate in writing to the Company.  Notwithstanding anything to the contrary in this Agreement (including in Section 9.9) other than the proviso to this sentence, the parties agree that the payment of the Company Termination Fee shall be the sole and exclusive remedy available to Parent and Purchaser with respect to this Agreement and the Transactions in the event the Company Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Company Termination Fee, the Company shall have no further liability to Parent and Purchaser hereunder; provided that the foregoing limitation shall not apply in the event of any liabilities or damages incurred or suffered by Parent or Purchaser in the case of (i) a breach of this Agreement involving fraud or willful or intentional misconduct or (ii) a willful and intentional material breach of Section 5.2.

(c)         If (i) either Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b)(ii) or 8.1(b)(iii) and at the time of such termination the conditions to the Offer set forth in paragraphs (a) through (f) of Annex I have been satisfied or waived or (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(d)(iii) or 8.1(d)(iv), then Parent shall pay to the Company a termination fee of $50,000,000 (the “Parent Termination Fee”) within one Business Day after such termination. The Parent Termination Fee shall be paid by wire transfer of immediately available funds to such account as the Company may designate in writing to Parent. The parties agree that the payment of the Parent Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transactions in the event of the termination of this Agreement as provided in this Section 8.2(c), and, upon payment of the Parent Termination Fee, Parent and Purchaser shall have no further liability to the Company hereunder; provided that the foregoing limitation shall (i) not limit the remedies available to the Company pursuant to Section 9.9 in the event the Agreement is not terminated as provided in this Section 8.2(c) and (ii) shall not apply in the event of any liabilities or damages incurred or suffered by the Company in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

ARTICLE IX

MISCELLANEOUS

Section 9.1      Amendment and Modification.   Subject to applicable Law and as otherwise provided herein, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but, after the approval of this Agreement by the stockholders, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section  9.2      Non-survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3      Expenses.   All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs and expenses, except (i) as provided in Section 6.8(a) and (ii) the filing fee required under the HSR Act in connection with the filings required in connection with the Merger shall be shared equally by Parent and the Company.

Section  9.4      Certain Definitions.   As used in this Agreement, the following terms shall have the meanings indicated below.

“Acquisition Proposal” means any bona fide proposal made by any Person (other than Parent, Purchaser or any affiliate thereof) relating to any direct or indirect acquisition or purchase of at least a 20% portion of the assets of the Company or of over 20% of any class of equity securities of the Company, (ii) any tender offer or exchange offer involving any class of equity securities of the Company, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or (iv) any other transaction similar to any of the foregoing with respect to the Company, in each case other than any Transactions to be effected pursuant to this Agreement.

“Business Day” shall mean a day other than Saturday or Sunday and on which commercial banks are open for business in New York, New York.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Encumbrances” shall mean any liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever.

“Intellectual Property” means all of the following throughout the world which are used or held for use in the conduct of the business of the Company as presently conducted or presently contemplated to be conducted:  (i) all patents and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations, extensions and applications for any of the foregoing; (ii) all trade secrets and other confidential or proprietary information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies; (iii) all copyrights, including without limitation moral rights and rights of attribution and integrity, copyrights in Software and in the content contained on any Internet site, and registrations and applications for any of the foregoing; (iv) all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing; (v) all trademarks, service marks, trade names, domain names, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing; and (vi) all rights of publicity, privacy and rights to personal information; and (vii) all registrations and applications for any of the foregoing.

“knowledge” of any Person which is not an individual means the actual knowledge, after reasonable inquiry, of such Person’s executive officers and directors; provided, that in the case of the Company, the term “knowledge” shall mean the actual knowledge, after reasonable inquiry, of Paul Thomas, Steven Sobieski, Lisa Colleran, Bruce Lamb, James Gorman, David McQuillan, John Harper and Darryl Roberts.

“Law” shall mean with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, permit, rule, regulation,  policy, guideline, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or securities exchange or securities quotation system, and any orders, writs, injunctions, binding awards of a court or arbitrator, judgments and decrees applicable to such Person or its Subsidiaries, their business or any of their respective assets or properties.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Governmental Entity or other Person in respect of unclaimed property or escheat Laws), together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 9.4 shall have the meanings assigned to such terms in this Agreement.

Section 9.5      Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or the Purchaser, to:

Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, Texas 78230
Facsimile: (210) 255-6990
Attention:  Catherine M. Burzik
 Stephen D. Seidel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
(312) 407-0700
Facsimile: (312) 407-0411
Attention:  Charles W. Mulaney, Jr.
Shilpi Gupta

and

(b)	if to the Company, to:

LifeCell Corporation
One Millennium Way
Branchburg, New Jersey 08876
Facsimile:  (908) 947-1200
Attention:  Paul Thomas
Steven Sobieski

with a copy to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Facsimile:  (973) 597-2400
Attention:  Steven B. Fuerst
Alan Wovsaniker
Steven M. Skolnick

Section 9.6      Interpretation.   When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  The words describing the singular number shall include the plural and vice versa.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Headings of the Articles and Sections of this Agreement, the Table of Contents and the Index of Defined Terms are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 9.7      Jurisdiction.   Each of Parent, the Purchaser and the Company hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery (the “Delaware Court”) in connection with all disputes arising out of or in connection with this Agreement or the Transactions and agrees not to commence any litigation relating thereto except in such court.  Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the Transactions to which any of them may be entitled by reason of its present or future domicile.  Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court in any other court or jurisdiction.

Section 9.8      Service of Process.   Each of Parent, the Purchaser and the Company irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.7 of this Agreement in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.5 of this Agreement.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.9      Specific Performance .  Each of Parent, the Purchaser and the Company acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement and to injunctive relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief.  For the avoidance of doubt, the parties agree that the Company shall be entitled to enforce specifically the terms and provisions of this Agreement to prevent breaches of or enforce compliance with those covenants of Parent or Purchaser that require Parent or Purchaser to (i) use its best efforts to obtain the Financing, including the covenant set forth in Section 6.8, and use its reasonable best efforts to satisfy the conditions to the Offer and (ii) consummate the Transactions, if in the case of this clause (ii), the Financing (or any alternative financing obtained in accordance with Section 6.8(c)) is available to be drawn down by Parent or Purchaser pursuant to the terms of the applicable agreements but is not so drawn down solely as a result of Parent or Purchaser failing to do so.  The Company’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company in the case of a breach of this Agreement involving fraud or willful or intentional misconduct or the Parent Termination Fee pursuant to the terms of and in accordance with Section 8.2(c).

Section 9.10     Counterparts.   This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart of this Agreement shall have been signed by each of the parties and delivered to the other parties.

Section 9.11    Entire Agreement; Third-Party Beneficiaries.   This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement).  Except as provided in Section 6.4, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.12    Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.13     Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 9.14     Assignment.   This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign any or all of its rights, interests and obligations hereunder to Parent, but no such assignment shall relieve Parent or Purchaser of any of its obligations under this Agreement.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.  Any purported assignment not permitted under this Section 9.14 shall be null and void.

Section 9.15     Obligation of Parent.  Whenever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action and a guarantee of the payment and performance thereof.

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

KINETIC CONCEPTS, INC.

By	/s/ Cathy Burzik
Name:
Title:

LEOPARD ACQUISITION SUB, INC.

By	/s/ Cathy Burzik
Name:
Title:

LIFECELL CORPORATION

By	/s/ Paul G. Thomas
Name:
Title:

ANNEX I

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser’s right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1 of the Agreement), (i) the Minimum Condition shall not be satisfied or (ii) at any time on or after the date of the Agreement and prior to the Acceptance Time, any of the following events shall occur and be continuing:

(a)         there shall be pending or threatened in writing any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent or the Company (i) seeking to restrain or prohibit Parent’s or the Purchaser’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company’s businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or Parent’s Subsidiaries, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from the Company, Parent or the Purchaser any material damages in connection with the Offer or the Merger, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or (iv) seeking to impose material limitations on the ability of the Purchaser or Parent to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company’s stockholders;

(b)         there shall be any Law or Order enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger that is reasonably likely to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

(c)         since the date of the Agreement, there shall have occurred any effect, change, development, event or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d)         (i) any representation or warranty of the Company contained in Section 3.3(a) shall not be true and correct in all respects (except for any de minimus inaccuracy), (ii) any of the representations and warranties of the Company in Sections 3.3(b), 3.3(c), 3.3(d), 3.4, 3.5, 3.6, 3.8(a), 3.8(d), 3.8(e), 3.9(b), 3.12(l) or 3.24 that is qualified as to materiality or by reference to Company Material Adverse Effect or Company Material Adverse Change shall not be true and correct in all respects, or any such representation and warranty that is not so qualified shall not be true and correct in all material respects, in each case as of the date of the Agreement and at all times prior to the consummation of the Offer as if made at and as of such time (except that any such representation or warranty that is made as of a specified date that is qualified as to materiality or by reference to Company Material Adverse Effect or Company Material Adverse Change shall be true and correct in all respects as of such specified date, and any such representation and warranty that is made as of a specified date that is not so qualified shall be true and correct in all material respects as of such specified date) or (iii) any other representation and warranty of the Company in the Agreement (without regard to materiality or Company Material Adverse Effect or Company Material Adverse Change qualifiers contained therein) shall not be true and correct in all respects, as of the date of the Agreement or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which shall be true and correct in all respects as of such specified date), except where the failure to be so true and correct, either individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(e)         the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Agreement at or prior to the date of determination (it being understood that any willful and intentional breach of Section 5.2 of the Agreement by the Company or any Company Representative shall be deemed to be a material breach for purposes of this condition);

(f)         (i) the applicable waiting period (and any extension thereof) applicable to the Transactions (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated and (ii) all other consents, permits, notification and approvals of Governmental Entities in connection with the execution and delivery of the Agreement and the consummation of the Transactions shall not have been obtained, except in the case of this clause (ii) where the failure to obtain such consent, permit, notification or approval, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(g)         (i) the Financing (or any alternative financing obtained in accordance with the terms and conditions of Section 6.8(c)) shall not be available for borrowing in connection with the consummation of the Offer or (ii) any portion of the remainder of the Financing (or any alternative financing upon the terms and conditions of Section 6.8(c)) will not be available at the Effective Time, in either case on terms, taken as a whole, that are not materially less beneficial to Parent and Purchaser; or

(h)         the Agreement shall have been terminated in accordance with its terms.

Immediately prior to the expiration of the Offer, the Company shall deliver to Parent a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions set forth in paragraphs (c), (d) and (e) in this Annex I are satisfied as of such time and date.

The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Agreement.  The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used herein shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is annexed.